                                EXHIBIT 10(a)

                               CONSENT OF COUNSEL

[CANADA LIFE LETTERHEAD]





April 28, 1998





Board of Directors
Canada Life Insurance Company of New York
Canada Life of New York Variable Annuity Account 2
500 Mamaroneck Avenue
Harrison, New York 10528


Gentlemen:

I hereby consent to the use of my name under the caption "Legal Matters" in the Statement of Additional Information contained in the Post Effective Amendment No. 8 to the Registration Statement on Form N-4 (File No. 33-64240) filed by Canada Life Insurance Company of New York and Canada Life of New York Variable Annuity Account 2 with the Securities and Exchange Commission. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,



/s/ Charles MacPhaul
----------------------

Charles MacPhaul
Counsel, U.S. Division